Exhibit (a)(1)(F)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

FAILURE TO COMPLETE AND RETURN THE SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 24% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE TENDER OFFER.

WHAT NUMBER TO GIVE THE REQUESTER

A social security number (SSN) has nine digits separated by two hyphens (i.e. 000-00-0000). An employer identification number (EIN) has nine digits separated by only one hyphen (i.e. 00-0000000). The table below will help determine the proper number to give the payer.

For this type of account:	Give the SSN of:
1. An individual’s account	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
4a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee (1)
4b. So-called trust account that is not a legal or valid trust under State law	The actual owner (1)
5. Sole proprietorship or disregarded entity owned by an individual	The owner (3)

For this type of account:	Give the EIN of:
6. Disregarded entity not owned by an individual	The owner
7. A valid trust, estate, or pension trust	The legal entity (4)
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership
11. A broker or registered nominee	The broker or nominee
12. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

(2) Circle the minor’s name and furnish the minor’s SSN.

(3) You must show your individual name and you may also enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one), but the Internal Revenue Service (“IRS”) encourages you to use your SSN.

(4) List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9 (Page 2)

OBTAINING A NUMBER

If you don’t have a taxpayer identification number (TIN), apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. You may also get this form by calling 1-800-772-1213. Use Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Businesses Topics. You can get Form SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676). If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number. If you do not have an individual taxpayer identification number, use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for one. If you do not have a TIN, write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. Note. Writing “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

PAYEES EXEMPT FROM BACKUP WITHHOLDING

Payees specifically exempted from backup withholding on all dividend and interest payments and on broker transactions include the following:

—	An organization exempt from tax under Section 501(a) of the Internal Revenue Code, any IRA where the payor is also a trustee or custodian or a custodial account under Section 403(b)(7) of the Internal Revenue Code if the account satisfies the requirements of Section 401(f)(2) of the Internal Revenue Code.
—	The United States or any of its agencies or instrumentalities.
—	A State, the District of Columbia, a possession of the United States, or any of their subdivisions or instrumentalities.
—	A foreign government or any of its political subdivisions, agencies or instrumentalities.
—	An international organization or any of its agencies or instrumentalities.
—	A corporation.
—	A foreign central bank of issue.
—	A dealer in securities or commodities required to be registered in the United States, the District of Columbia, or a possession of the United States.
—	A real estate investment trust.
—	An entity registered at all times during the tax year under the Investment Company Act of 1940.

Other payees that may be exempt from backup withholding include:

—	A middleman known in the investment community as a nominee or custodian.
—	A trust exempt from tax under Section 664 of the Internal Revenue Code or described in Section 4947 of the Internal Revenue Code.

If you are exempt, enter your name and check the appropriate box for your status, then check the “Exempt from backup withholding” box in the line following the business name, sign and date the form. Note. If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

PRIVACY ACT NOTICE

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia, and U.S. possessions to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 24% (or other rate specified by the Internal Revenue Code) of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

PENALTIES

—	Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
—	Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.
—	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
—	Misuse of TINs. If the requester discloses or uses TINs in violation of Federal law, the payer may be subject to civil and criminal penalties.